Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177014

Euroseas Ltd. will Host a Conference Call on Wednesday, May 30, 2012 at 10:00 a.m. Eastern Time to Discuss the Rights Offering

Conference Call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1 (866) 819-7111 (from the US), 0(800) 953-0329 (from the UK) or +(44) (0) 1452 542 301 (from outside the US). Please quote "Euroseas."

A replay of the conference call will be available until June 15, 2012. The United States replay number is 1(866) 247-4222; from the UK 0(800) 953-1533; the standard international replay number is (+44) (0) 1452 550 000 and the access code required for the replay is: 6973591#.

Audio Webcast - Slides Presentation:
There will be a live and then archived audio webcast of the conference call, via the internet through the Euroseas website (www.euroseas.gr). Participants to the live webcast should register on the website approximately 10 minutes prior to the start of the webcast.

The slide presentation on the rights offering will also be available in PDF format 10 minutes prior to the conference call and webcast accessible on the company's website (www.euroseas.gr) on the webcast page. Participants to the webcast can download the PDF presentation.

The offering will be made pursuant to the Company's existing shelf registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (the "SEC").

The Company has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get those documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus and prospectus supplement if you request it by calling or emailing the information agent for the offering, Phoenix Advisory Partners, toll-free at (877) 478-5038.